Filed Pursuant to Rule 433

Registration No. 333-209718

Final Term Sheet

March 2, 2017

U.S.$1,430,000,000

AT&T Inc.

5.500% GLOBAL NOTES DUE 2047

ISSUER:	AT&T Inc. (“AT&T”)

TITLE OF SECURITIES:	5.500% Global Notes due 2047 (the “Notes”)

PRICING DATE:	March 2, 2017

SETTLEMENT DATE (T+13):	March 21, 2017 (T+13 Taiwanese Business Days)

MATURITY DATE:	June 15, 2047, at par

AGGREGATE PRINCIPAL AMOUNT OFFERED:	$1,430,000,000

PRICE TO PUBLIC (ISSUE PRICE):	100%

GROSS SPREAD:	0.100%

PRICE TO AT&T:	99.900%

NET PROCEEDS:	$1,428,570,000

USE OF PROCEEDS:	General corporate purposes.

REIMBURSEMENT OF AT&T’S EXPENSES	Structuring Agents to reimburse $2,860,000 of AT&T’s expenses.

INTEREST RATE:	5.500% per annum

INTEREST PAYMENT DATES:	Semiannually on each June 15 and December 15, commencing on December 15, 2017

DENOMINATIONS:	Minimum of $100,000 and integral multiples of $1,000 in excess thereof

DAY COUNT FRACTION:	30 / 360

OPTIONAL REDEMPTION:

We have the option to redeem all, but not less than all, of the Notes then outstanding on each June 15 on or after June 15, 2020. Any redemption described in this paragraph must be on not less than 10 nor more than 40 days’ notice and will be at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest to the date of redemption.

In addition, we may at any time purchase the Notes by tender, in the open market or by private agreement, subject to applicable law.

REDEMPTION FOR CHANGES IN TAX LAW:	Comparable to prior AT&T transactions.

INDENTURE AND RANKING:	The Notes will be issued under an indenture, dated as of May 15, 2013, between AT&T and The Bank of New York Mellon Trust Company, N.A., as trustee. The Notes will be AT&T’s unsecured and unsubordinated obligations and will rank pari passu with all other indebtedness issued under the indenture.

RATINGS:	Moodys: Baa1 (Review for downgrade) S&P: BBB+ (CreditWatch Negative) Fitch: A- (Negative Watch)

JOINT BOOKRUNNING MANAGERS AND STRUCTURING AGENTS:	BNP Paribas, Taipei Branch and Deutsche Bank AG, Taipei Branch

STRUCTURING AGENT:	Morgan Stanley & Co. LLC

JUNIOR STRUCTURING AGENT:	EA Markets Securities LLC

STRUCTURING AGENTS’ FEE:	$9,295,000

ISIN NUMBER:	XS1572325683

LISTING:	The Notes will be listed on the Taipei Exchange (the “TPEx”).

ROC SELLING RESTRICTIONS:	The Notes have not been, and shall not be, offered, sold or re-sold, directly or indirectly to investors other than “professional institutional investors” as defined under Paragraph 2, Article 4 of the Financial Consumer Protection Act of the ROC.

REFERENCE DOCUMENT:	Preliminary Prospectus Supplement, dated March 1, 2017; Prospectus, dated February 25, 2016.

THE TPEX IS NOT RESPONSIBLE FOR THE CONTENT OF THIS TERM SHEET AND NO REPRESENTATION IS MADE BY THE TPEX AS TO THE ACCURACY OR COMPLETENESS OF THIS TERM SHEET. THE TPEX EXPRESSLY DISCLAIMS ANY AND ALL LIABILITY FOR ANY LOSSES ARISING FROM, OR AS A RESULT OF THE RELIANCE ON, ALL OR PART OF THE CONTENTS OF THIS TERM SHEET. ADMISSION TO THE LISTING AND TRADING OF THE NOTES ON THE TPEX SHALL NOT BE TAKEN AS AN INDICATION OF THE MERITS OF US OR THE NOTES.

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, YOU MAY REQUEST A COPY OF THESE DOCUMENTS, AT NO COST, BY CONTACTING THE ISSUER AT:

AT&T INC.’S SPECIALIST – EXTERNAL REPORTING

AT&T INC.

208 S. AKARD ST.

DALLAS, TEXAS 75202

+1 (210) 351-3049

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM. A SECURITIES RATING IS NOT A RECOMMENDATION TO BUY, SELL OR HOLD SECURITIES AND MAY BE REVISED OR WITHDRAWN AT ANY TIME.